EXECUTIVE TAX PLANNING/PREPARATION
                AND FINANCIAL PLANNING POLICY


Effective for fiscal years commencing January 1, 1993 and later, Fingerhut will provide a tax planning/preparation and financial planning benefit to designated Vice President level and above executives. This benefit will apply to incurred covered expenses, including expenses related to prior year tax returns. The Company may change, modify or terminate this policy at any time.

Eligibility

This benefit is provided to the Chairman & CEO, Executive
Vice Presidents, Senior Vice Presidents, and Vice Presidents who are members of the Executive Management Committee.


Benefit

This benefit covers annual income tax planning/preparation assistance, financial planning, estate planning and investment, legal, and financial advice up to the following maximum amounts for each calendar year. Only actual incurred charges for tax planning/preparation and financial planning up to the appropriate maximum are eligible for reimbursement. Excluded expenses include, but are not limited to, brokerage fees or charges, sales commissions, and administrative or account management fees. The Company reserves the right to specifically exclude other expenses on a case by case basis.


                                       Maximum
               Title                Annual Benefit

     Chairman & CEO                    $20,000
     Executive Vice President          $10,000
     Senior Vice President              $6,500
     Vice President (if member          $5,000
     of
       Executive Management
     Committee)


In addition, a corresponding tax "gross-up" calculation and adjustment will be made on all amounts paid at year-end for each participating Executive. A tax "gross-up" will occur since amounts reimbursed will be taxable earnings to the participating Executive.

Service Provider

Executives may select any firm or individual normally engaged to provide these services.


Administration

Under the Company's annual corporate compliance and business conduct process, each participating Executive must submit copies of their annual income tax returns to the Company's independent auditing firm, Price Waterhouse, for its confidential review within 10 days of April 15 or the date the tax returns(s) is filed. No information other than that determined to be potentially in conflict with the Company's code of business conduct will be reported to the Company.

The administration of the Executive Planning/Preparation and Financial Planning Policy is the responsibility of the Senior Vice President, Human Resources, Senior Vice
President, Chief Financial Officer, and the Executive
Compensation Committee.


Reimbursement

Expense reimbursement for services rendered should be submitted to Human Resources and will be processed through the normal travel and expense process. To substantiate actual incurred expenses, original and itemized invoices for each service utilized and all payments made must be submitted as support in the same manner as for a properly completed and approved travel and expense voucher.